Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form S-8 (Nos. 333-166420, 333-166421, 333-166883, 333-169549, 333-164539, 333-150920, 333-159424 and 333-159421) and on Form S-3 (No. 333-171233) of our report dated March 16, 2012, (which includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) relating to the consolidated financial statements of International Stem Cell Corporation and subsidiaries (the Company), a development stage company, as of and for the year ended December 31, 2011, and for the period from inception (August 17, 2001) to December 31, 2011, which report is included in this Annual Report on Form 10-K.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

March 16, 2012